FOR IMMEDIATE RELEASE:	CONTACT:
September 10, 2004	Richard Andre: 818-704-3750

21st Century Insurance CFO Resigns to Accept Position with Capital Research and Management Company

Woodland Hills, CA. -- 21st Century Insurance Group (NYSE:TW) President and Chief Executive Officer, Bruce Marlow today announced the resignation of Senior Vice President and Chief Financial Officer Carmelo Spinella. Mr. Spinella will be joining Capital Research and Management Company, manager of the American Funds, a family of mutual funds with over $500 billion in assets under management. Mr. Spinella will be based in Los Angeles and will serve as senior vice president-fund business management group for Capital Research, part of the privately held Capital Group Companies. Mr. Spinella will remain with 21st until the company’s third quarter financial statements are issued.

The company has retained Thomas Rowe of Highland Partners to conduct a search for a new CFO.

Founded in 1958, 21st Century Insurance Group primarily markets and underwrites personal automobile insurance to customers in California. The Company also provides personal auto insurance in four other western states (Arizona, Nevada, Oregon and Washington) and three Midwestern states (Illinois, Indiana and Ohio). 21st provides a superior combination of policy features and customer service at a competitive price. Twenty-four-hours-a-day, 365 days a year, customers have the option to purchase insurance, service their policy or report a claim over the phone directly through our centralized licensed insurance agents at 1-800-211-SAVE or through the Company's full-service website at www.21st.com. 21st Century Insurance Company is rated A+ (Superior) by A.M. Best and A+ by Standard & Poor's.

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